Exhibit 3

CONFIDENTIAL PURCHASE AND RELEASE AGREEMENT

THIS CONFIDENTIAL PURCHASE AND RELEASE AGREEMENT (this “Agreement”) is entered into as of August 30, 2022, by and among, Iliad Research and Trading, L.P., a Utah limited partnership (“Iliad”), Progressive Care Inc., a Delaware corporation (the “Company”), PharmCo, L.L.C., a Florida limited liability company (“PharmCo”), NextPlat Corp, a Nevada corporation (“NextPlat”), Charles Fernandez (“Fernandez”), Rodney Barreto (“Barreto”), Daniyel Erdberg (“Erdberg”), and Sixth Borough Capital Fund, LP, a Delaware limited partnership (“6B”, and together with NextPlat, Bareto, Fernandez and Erdberg, the “Purchasers”), each a “Party” and collectively the “Parties”, upon the following premises:

WHEREAS, On March 6, 2019, the Company sold and issued to Iliad a certain Secured Convertible Promissory Note dated March 6, 2019 in the original principal amount of $3,310,000.00 (as heretofore amended or modified, the “Iliad Note”) pursuant to a certain Securities Purchase Agreement dated as of March 6, 2019 between Company and Iliad (the “Iliad Purchase Agreement”);

WHEREAS, the Iliad Note is secured by a lien upon and security interest in all of the tangible and intangible property of the Company’s subsidiary, PharmCo, as more fully described in that certain Security Agreement, dated as of March 6, 2019, made by PharmCo in favor of Iliad (as heretofore amended or modified, the “Security Agreement”);

WHEREAS, the obligations of the Company under the Iliad Note are guaranteed by PharmCo, as more fully described in that certain Guaranty, dated as of March 6, 2019, made by PharmCo for the benefits Iliad (as heretofore amended or modified, the “Guaranty” and together with the Iliad Note, Iliad Purchase Agreement, Security Agreement, and all other documents entered into in conjunction therewith, the “Financing Documents”);

WHEREAS, on January 20, 2022, Iliad and the Company entered into that certain Settlement Agreement, Waiver and Release of Claims which inter alia modified the terms of such Note;

WHEREAS, Iliad wishes to sell to Purchasers, and Purchasers wish to purchase, (a) all of Iliad’s right, title and interest in the Iliad Note and (b) all of Iliad’s right, title and interest in the Financing Documents other than the Iliad Note, including without limitation the Guaranty, the Security Agreement, and Iliad’s rights, title and interest in and to the Collateral (collectively with the Iliad Note, the “Purchased Assets”), for the aggregate purchase price of $2,300,000;

WHEREAS, the Parties intend that this Agreement become effective on the date and time that the Remittance (as defined below) from all Purchasers is received by Iliad pursuant to Section 4.1(b) hereof (the “Effective Date”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

Each of the foregoing recitals is incorporated herein and together form part of this Agreement.

Section 1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act, or is serving as counsel to such Person; without limiting the foregoing the term “Affiliate” shall with respect to a limited liability company, corporation, or partnership, include parent and subsidiary corporations, liability companies, corporations, or partnership divisions, shareholders, members, managers, predecessors, successors and assigns, officers, directors, trustees, fiduciaries, managers, administrators, agents, attorneys, insurers and representatives.

“Allonge” has the meaning set forth in Section 4.2(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” has the meaning set forth in Section 4.2(a).

“Collateral” has the meaning set forth in the Security Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Company Acknowledgement” has the meaning set forth in Section 4.2(b).

“Effective Date” has the meaning set forth in the recitals to this Agreement.

“Financing Statements” means: (a) that certain UCC-1 financing statement filed with the State of Delaware on May 31, 2019 with Chicago Venture Partners, L.P. as the secured party and the Company as the debtor; and (b) that certain UCC-1 financing statement filed with the State of Florida on May 29, 2019 with Chicago Venture Partners, L.P. as the secured party and the Company as the debtor.

“Iliad Note” has the meaning set forth in the recitals to this Agreement.

“Liens” means a lien, charge pledge, right to purchase, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Transaction Documents” means:

●	this Agreement,

●	the Allonge,

●	UCC assignments transferring the Financing Statements,

●	any and all guarantees, security interests, and any other documents and agreements executed and delivered by the Iliad in connection with the Financing Documents, and

●	any and all other agreements and documents reasonably requested by the Purchasers relating to the transactions contemplated hereunder.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ILIAD

Section 2.1 Iliad Representation and Warranties.

Iliad hereby makes the following representations and warranties to each of the Purchasers:

(a) Authorization; Enforcement. It has the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by it and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on its part and no further action is required by it in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by it and, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

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(b) No Conflicts. The execution, delivery and performance of the Transaction Documents by it and the consummation by it of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its certificate of limited partnership, partnership agreement or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which it is a party or by which any of its property or assets is bound or affected, or (iii) is subject to any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any United States court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance of the Transaction Documents, that could result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which it is subject (including federal and state securities laws and regulations), or by which any of its property or assets is bound or affected.

(c) Filings, Consents and Approvals. It is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any federal, state, local or other governmental authority or other Person, or any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by it of the Transaction Documents.

(d) Purchased Assets. The Purchased Assets are owned by Iliad. No other person has an interest in the Purchased Assets or the right to approve, disapprove or oppose the transactions contemplated by this Agreement. The Purchased Assets have not been transferred, pledged, sold, assigned, encumbered or hypothecated, and are free and clear of all Liens and contract claims.

(e) Positive & Negative Assurances. Neither Iliad nor any Affiliate of Iliad owns any securities issued by the Company other than those included in the Purchased Assets and 1,296,163 shares of the Company’s common stock owned by Iliad not being transferred as part of this Agreement (the “Iliad Shares”). Iliad is not aware of any facts that would give rise to a claim against the Company or any of its Affiliates by it.

(f) Non-Reliance on and Disclaimer of Representations or Promises Not Reflected in This Agreement. No representations or promises that are not reflected in this Agreement have been made to Iliad to induce it to execute this Agreement and the Transaction Documents, and it disclaims reliance on any representation or promise not set forth in this Agreement or the Transaction Documents, and expressly disclaims any right to assert negligent or intentional misrepresentation or fraud on the basis of any pre-suit communication.

(g) Broker’s, Finder’s or Similar Fees. To Iliad’s knowledge, except for the Company’s agreement with Dawson James Securities, Inc., there are no brokerage commissions, finder’s fees or similar fees or commissions payable by any party in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Iliad or any action taken by Iliad.

(h) Limitations on Representations and Warranties. Except for the foregoing representations and warranties, this Agreement is made by Iliad without representation or warranty of any nature or kind, express or implied, and Iliad specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future with respect to the Iliad Note, any portion thereof, or any instruments evidencing same.

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Section 2.2 Iliad’s Covenant Not to Purchase Any Securities of the Company. Iliad represents, warrants and agrees that for a period of three years from the Effective Date none of Iliad or any Affiliate of Iliad will purchase or cause any other Person to purchase any securities issued by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Section 3.1 Purchasers Representations and Warranties.

As an inducement to, and to obtain the reliance of Iliad, each Purchaser, severally and not jointly, represents and warrants to Iliad that:

(a) Legal Capacity; Organization. If an entity, Purchaser is duly organized and validly existing under the laws of the jurisdiction of its formation; and has the requisite power and authority to execute, deliver and perform its obligations hereunder. If an individual, Purchaser is an individual over the age of 21 and the legal capacity to execute, deliver and perform his or her obligations set forth in this Agreement.

(b) Authorization; No Contravention. If an entity, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary officers, partners, managers or members of Purchaser, (b) do not contravene the terms of Purchaser’s organizational documents, or any amendment thereof, (c) do not materially violate, conflict with or result in any material breach or contravention of, or the creation of any Lien under, any contractual obligation of Purchaser or any requirement of law applicable to Purchaser, and (d) do not materially violate any orders of any governmental authority against, or binding upon, Purchaser to the knowledge of Purchaser.

(c) Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other Person, and no lapse of a waiting period under any requirement of law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Purchaser, of this Agreement.

(d) Binding Effect. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(e) Restricted Securities. Purchaser understands that the Iliad Note and any shares received from conversions thereunder will not be registered under the Securities Act at the time of purchase and, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Purchaser is aware that the Company is under no obligation to effect any such registration with respect to the Iliad Note or any shares received from conversions thereunder or to file for or comply with any exemption from registration.

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(f) Accredited Investor. Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

(g) Affiliate Status. Erdberg and 6B are not Affiliates of any of the other Purchasers. Fernandez and Barreto are Affiliates of NextPlat. No Purchaser is, and has at any time been, an Affiliate of the Company.

(h) Broker’s, Finder’s or Similar Fees. Except for the Company’s agreement with Dawson James Securities, Inc., there are no brokerage commissions, finder’s fees or similar fees or commissions payable by any party in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

(i) Disclosure of Information. Purchaser has been furnished with, and has had access to, such information as it considers necessary or appropriate for deciding whether to enter into this Agreement, and Purchaser has had an opportunity to ask questions and receive answers from the Company and its officers concerning the Company’s financial situation, business, prospects, and any other matter that Purchaser has deemed relevant or important in determining whether to enter into this Agreement. Among other things, Purchaser is aware that the Company’s business prospects are speculative. Purchaser has had the opportunity to consult with counsel of its choosing with respect to this Agreement and the transactions contemplated herein. No representations or warranties have been made to Purchaser by Iliad, or any of its respective officers, directors, employees, agents, sub-agents, affiliates or subsidiaries, other than the representations of Iliad contained herein, and in purchasing the Iliad Note hereunder, Purchaser is not relying upon any representations of Iliad other than those contained herein.

(j) Financing Statements. Purchaser acknowledges and agrees that the assignment and acceptance of the Financing Statements is made on an “AS IS,” “WHERE IS” basis, with all faults and defects. Purchaser acknowledges and agrees that Iliad has made no warranties or representations, express or implied, or arising by operation of law, relating to the Financing Statements, including, without limitation, with respect to the validity, existence or priority of any lien or security interest evidenced by the Financing Statements.

(k) Investment Risk. Purchaser is aware that its purchase of the Iliad Note pursuant to this Agreement is a speculative investment that is subject to the risk of complete loss. Purchaser is able, without impairing Purchaser’s financial condition, to suffer a complete loss of such investment in the Company.

(l) Sophisticated Purchaser. Purchaser has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Purchaser has not been formed solely for the purpose of making this investment and is purchasing the Iliad Note for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof.

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ARTICLE IV

PURCHASE and Sale OF Purchased Assets

Section 4.1 The Purchase.

(a) On the terms and subject to the conditions set forth in this Agreement, contemporaneous with the execution of this Agreement, Iliad shall sell, assign, transfer and deliver to the Purchasers the Purchased Assets, free and clear of all Liens and known claims of any kind, nature, or description effective as of the Effective Date. Each of the Parties represents, warrants and agrees that the aggregate purchase price for the Purchased Assets is $2,300,000 (the “Purchase Price”). Each of Iliad and the Purchasers will be responsible for its own costs and expenses, including legal fees.

(b) Each Purchaser shall remit to Iliad its pro rata portion of the Purchase Price (as set forth on Exhibit A) (together, the “Remittance”) by way of a federal funds wire to Iliad and in accordance with the wire instructions provided by Iliad. Each of the Parties represents and warrants to the other Party that the Remittance once received from all Purchasers represents the aggregate consideration for the purchase of the Purchased Assets and for the releases set forth in this Agreement, as well as the satisfaction of all financial obligations owing from the Company to Iliad or its Affiliates, whether arising out of this Agreement or otherwise. On the Effective Date, all right title and interest to the Purchased Assets shall transfer to the Purchasers. In connection with the sale of the Purchased Assets hereunder, in advance of the initiation of the wire transfer of the Remittance, Iliad shall deliver to counsel for the Purchasers the Transaction Documents, to be held in escrow by such counsel pending the occurrence of the Release Event (defined below), at which time it will be released to the Purchasers. The electronically signed PDFs of the Transaction Documents shall be held in escrow by Purchaser’s and Iliad’s respective counsel pending Iliad’s notification to Purchasers of Iliad’s receipt of the full Purchase Price (together, the “Release Event”), at which time the Transaction Documents will be released from escrow to the Parties.

(c) The Company and PharmCo consent to the transfer of the Purchased Assets contemplated by Sections 4.1(a) and 4.1(b). The Company represents and warrants that as of the date of this Agreement, the aggregate amount of principal and interest outstanding under the Iliad Note is $2,790,885.63.

(d) This Agreement shall become effective as of the Effective Date.

Section 4.2 Closing.

(a) The closing (“Closing”) of the transaction contemplated by this Agreement shall occur on the Effective Date.

(b) At Closing, Iliad shall deliver to the Purchasers an allonge to the Iliad Note (the “Allonge”) duly executed by Iliad, assigning the Iliad Note to the Purchasers and (ii) deliver to NextPlat an electronically signed PDF version of the Iliad Note.

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Section 4.3 Disposition of Iliad Shares. Iliad will, or will cause its Affiliates to use reasonable best efforts to, sell, transfer, exchange or otherwise dispose of all of the Iliad Shares in a timely manner but in no event longer than sixty (60) days following Closing. Thereafter, neither Iliad nor any of its Affiliates will acquire any securities of the Company for a period of three (3) years.

ARTICLE V

WAIVER AND RELEASE, INDEMNIFICATION

AND CLAIMS

Section 5.1 Iliad Release of the Company.

(a) As of the Effective Date, Iliad and each of its Affiliates (hereinafter collectively referred to as the “Releasors”) hereby irrevocably and unconditionally waives, releases, and forever discharges and covenants not to sue each of the Company and its past, present and future Affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, members, managers, predecessors, successors and assigns, and each of its and their respective past, present or future shareholders, members, owners, officers, directors, trustees, fiduciaries, managers, administrators, agents, attorneys, insurers and representatives (hereinafter collectively referred to as “Releasees”) from, any and all claims, charges, demands, sums of money, actions, rights, promises, agreements (except this Agreement and any agreements included in the Transaction Documents), causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed (hereinafter collectively referred to as “claims”) which the Releasors now or in the future may have or claim to have against any of the Releasees based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character whatsoever existing or occurring or claimed to exist or to have occurred at any time on or before the Effective Date; and any and all claims for attorney’s fees, costs, disbursements or the like.

Section 5.2 Iliad Claims. To the fullest extent permitted by law, and subject to the provisions of this Agreement, Iliad represents, affirms, agrees and covenants that (i) it has not filed or caused to be filed on its behalf any claim for relief against any Releasee, and, to the best of its knowledge and belief, no outstanding claims for relief have been filed or asserted against any Releasee on its behalf; (ii) Iliad has not reported any purported improper, unethical or illegal conduct or activities to any regulatory agency having jurisdiction over the activities of the Company, or any of its Affiliates; and (iii) it will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the Effective Date except as required by law.

Section 5.3 Company Release of Iliad. Each of the Company and its Affiliates (hereinafter collectively referred to as the “Company Releasor”), hereby irrevocably and unconditionally waives, releases, and forever discharges and covenants not to sue Iliad, and its respective managers, officers, directors, partners, Affiliates, predecessors, legal representatives, successors and assigns (hereinafter collectively referred to as the “Iliad Releasees”) from, any and all claims, charges, demands, sums of money, actions, rights, promises, agreements (except any agreements included in the Transaction Documents), causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity (hereinafter collectively referred to as “claims”), arising from any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things existing or occurring or claimed to exist or to have occurred at any time on or before the Effective Date; provided, however, that in the event that if Iliad materially breaches any of its obligations under any of the Transaction Documents, then in any action or proceeding against it on account of such breach, Iliad covenants and agrees not to assert the foregoing release as a defense to any claim or demand in such action.

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Section 5.4 Company Claims. To the fullest extent permitted by law, and subject to the provisions of this Agreement, the Company represents, affirms, agrees and covenants that (i) it has not filed or caused to be filed on its behalf any claim for relief against any Iliad Releasee, and, to the best of its knowledge and belief, no outstanding claims for relief have been filed or asserted against any Iliad Releasee on its behalf; (ii) the Company has not reported any purported improper, unethical or illegal conduct or activities to any regulatory agency having jurisdiction over the activities of Iliad or any of its Affiliates; and (iii) it will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against any Iliad Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the Effective Date except as required by law.

Section 5.5 Full and Final Release. It is understood and agreed that Sections 5.1, 5.2 5.3 and 5.4 are full and final releases covering the respective released claims of the Parties and the Releasees and the Iliad Releasees. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to respective released claims that such Party does not know or suspect to exist in its favor at the time of executing the release in this Agreement, which if known by such Party would have affected such Party’s agreement with the other Party. In connection with such waiver and relinquishment, each Party acknowledges that such Party or such Party’s attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the released claims, and which, if known on the date of the execution of this Agreement, might have materially affected such Party’s decision to enter into and execute this Agreement, but that it is their respective intention hereby fully, finally and forever to settle and release all of their respective released claims. In furtherance of such intention, the respective releases herein given by the Parties shall be and remain in effect as full and complete releases with regard to their respective released claims notwithstanding the discovery or existence of any such additional or different claim or fact. Each Party further agrees that by reason of the releases contained herein, such Party is expressly assuming the risk of such unknown released claims and agrees that this Agreement applies thereto.

Iliad, on behalf of itself and its Affiliates, hereby covenants to each of the Purchasers and to the Company not to, with respect to any released claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Affiliates or any third party of an action against any other Party or its Affiliates relating to any released claims. Each Party may plead this Agreement as a complete bar to any released claim brought in derogation of this Section 5.

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Nothing in this Section 5.5 shall: (i) apply to any action by any Party to enforce its rights or obligations pursuant to this Agreement; or (ii) constitute a release by either Party for any claim arising under this Agreement. The covenants contained in this Section 5.5 shall survive the execution and delivery of this Agreement indefinitely regardless of any statute of limitations.

ARTICLE VI

NON-DISCLOSURE AND NON-DISPARAGEMENT

Section 6.1 Non-Disclosure; Confidentiality. Iliad agrees that neither it nor any of its Affiliates will disclose or use for its benefit or the benefit of any other Person, any information regarding the Company and received by Iliad prior to the date of this Agreement or pursuant to this Agreement that (i) has not been disclosed publicly by the Company, or (ii) is otherwise not a matter of public knowledge.

Section 6.2 Non-Disparagement.

During the period ending on the later of five years following the date of this Agreement Iliad shall not make any disparaging comments or statements, whether or not true, to any other Person or Persons, which could affect adversely the conduct of the Company’s business or its reputation or the conduct of business or the business or reputation of any of the Company’s Affiliates. The Company, and each of its respective officers and directors shall not make any disparaging comments or statements to any Person or Persons, which could affect adversely Iliad’s or any of its Affiliates’ business reputation. Nothing in this Agreement shall prohibit or restrict any of the Parties, or their respective Affiliates from: (i) making any disclosure of information required by law or necessary to further their business; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the any federal, state or municipal law or regulation.

Section 6.3 Confidentiality of the Transaction Documents. Iliad agrees to, and to cause its Affiliates to, keep secret and strictly confidential the terms of this Agreement and the other Transaction Documents and further represents and warrants that it will not disclose, make known, discuss or relay any information concerning this Agreement or any of the other Transaction Documents, or any of the discussions leading up to this Agreement or the other Transaction Documents, to anyone (other than its accountant, tax advisor or attorney who have first agreed to keep said information confidential and not to disclose it to others), and that it has not done so as of the Effective Date. The foregoing shall not prohibit or restrict such disclosure as required by law or as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or prohibit or restrict Iliad (or its attorney) from responding to any such inquiry about this separation or its underlying facts and circumstances by any governmental organization. Prior to making any disclosure other than to its accountants, tax advisors or attorneys, Iliad shall provide the Company with as much notice as possible that it has been requested or compelled to make disclosure and use its best efforts to ensure that if such disclosure occurs it does so in a manner designed to fully maintain the confidentiality of this Agreement.

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ARTICLE VII

MISCELLANEOUS

Section 7.1 Further Assurances. Each Party shall, and shall cause its Affiliates to, cooperate with each other in the taking of all actions necessary, proper or advisable under this Agreement and applicable laws to effectuate the purposes contemplated by this Agreement.

Section 7.2 Governing Law and Venue. This Agreement will be deemed to have been made and delivered in the State of Utah, and both the binding provisions of this Agreement and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Utah, without regard to the conflict of laws principles thereof. Each of the Parties: (i) agrees that any legal suit, action or proceeding arising out of or relating to Agreement and/or the transactions contemplated hereby will be instituted exclusively in the courts located in Salt Lake City, Utah, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the exclusive jurisdiction of the state courts located in Salt Lake City, Utah, in any such suit, action or proceeding, waiving any, and agreeing not to assert any, basis for seeking transfer or removal of such action to any other court, whether federal or state, unless the Utah court in which such action or proceeding was commenced first declines jurisdiction. Each of the Parties further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon Party mailed by certified mail to the Party’s address will be deemed in every respect effective service of process upon that Party.

Section 7.3 Entire Agreement. This Agreement and the Transaction Documents represent the entire agreement among the Parties relating to the subject matter thereof and supersedes all prior agreements, term sheets, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.3 Communication and Notice. All communications hereunder and under any of the other Transaction Documents, except as herein otherwise specifically provided, shall be in writing and shall be mailed (registered or certified mail, return receipt requested), personally delivered or sent by e-mail or facsimile transmission and confirmed and shall be deemed given when so delivered, e-mailed or faxed and confirmed or if mailed, two (2) days after such mailing.

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If to the Purchasers:

NextPlat Corp

3250 Mary Street

Suite 410

Coconut Grove, Florida 33133

Attention: Charles M. Fernandez

Email: cfernandez@nextplat.com

with a copy (which shall not constitute notice) to:

Ralph V. De Martino, Esquire

Partner

ArentFox Schiff LLP

1717 K Street NW

Washington, DC 20006

Email: ralph.demartino@afslaw.com

If to Iliad:

Iliad Research & Trading, L.P.

Attn: John M. Fife

303 East Wacker Drive, Suite 1040

Chicago, Illinois 60601

with a copy (which shall not constitute notice) to:

Hansen Black Anderson Ashcraft PLLC

Attn: Jonathan K. Hansen

3051 West Maple Loop Drive, Suite 325

Lehi, Utah 84043

If to the Company or PharmCo:

Progressive Care, Inc.

400 Ansin Blvd, Suite A

Hallandale Beach, FL 33009

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

Attention: Seth Brookman, Esq.

Email: sbrookman@lucbro.com

Section 7.4 Third Party Beneficiaries. Each of the Releasees and Iliad Releasees addressed in Section 5 are intended third party beneficiaries of this Agreement, with the full power and authority to enforce those provisions of this Agreement to the same extent as if they were parties to this Agreement.

Section 7.5 Further Assurances. Each Party agrees that it shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

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Section 7.6 Remedies. The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled.

Section 7.7 Construction. The Parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Parties hereto. In this Agreement, the word “include”, “includes”, “including” and “such as” are to be construed as if they were immediately followed by the words, without limitation.

Section 7.8 Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

Section 7.9 Headings; Gender. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement. All references in this Agreement as to gender shall be interpreted in the applicable gender of the Parties.

Section 7.10 Counterparts; Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF, DocuSign, or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Confidential Purchase and Release Agreement to be executed as of the date first-above written.

PURCHASERS:

NextPlat Corp

By:	/s/ Charles M. Fernandez
Name:	Charles M. Fernandez
Title:	Chief Executive Officer

Sixth Borough Capital Fund, LP

By:	/s/ Robert D. Keyser
Name:	Robert D. Keyser
Title:	Chief Executive Officer

Charles Fernandez, Individually

/s/ Charles M. Fernandez

Rodney Barreto, Individually

/s/ Rodney Barreto

Daniyel Erdberg, Individually

/s/ Daniyel Erdberg

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ILIAD:

Iliad Research and Trading, L.P.

By:	/s/ John M. Fife
Name:	John M. Fife,
Title:	President of the Manager of the General Partner

THE COMPANY:

Progressive Care, Inc.

By:	/s/ Alan Jay Weisberg
Alan Jay Weisberg
Title:	Chief Executive Officer

PharmCo:

PharmCo, L.L.C.

By:	/s/ Alan Jay Weisberg
Alan Jay Weisberg
Title:	Chief Executive Officer

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Exhibit A

Purchaser	Pro Rata Portion of Purchase Price
NextPlat Corp	$1,000,000
Charles Fernandez	$400,000
Rodney Barreto	$400,000
Daniyel Erdberg	$100,000
Sixth Borough Capital Fund, LP	$400,000
Total:	$2,300,000